Applied Therapeutics Reports First Quarter 2025 Financial Results

-
Company to present full 12-month clinical data and new topline 18-month and 24-month data from INSPIRE registrational Phase 3 trial of govorestat in CMT-SORD Deficiency at the Peripheral Nerve Society 2025 Annual Meeting

-
Review of govorestat development programs for Classic Galactosemia and CMT-SORD Deficiency ongoing

NEW YORK, May 13, 2025 – Applied Therapeutics, Inc. (Nasdaq: APLT) (the “Company”), a clinical-stage biopharmaceutical company dedicated to creating transformative treatments for rare diseases, today reported financial results for the first quarter ended March 31, 2025.

“We continue to focus on executing against our operational, regulatory and clinical goals and are pleased to be in a stronger position across these strategies with a focus on the advancement of govorestat across multiple indications. We remain confident in the potential of govorestat to address the high unmet needs of patients with rare diseases and continue to prepare for potential future regulatory interactions for both CMT-SORD and Classic Galactosemia. With a strong team in place, we believe we are well poised to address these priorities,” said Les Funtleyder, Interim CEO and CFO of Applied Therapeutics. “In the near-term, our team looks forward to presenting full 12-month clinical data from the Phase 3 INSPIRE study in CMT-SORD deficiency at the upcoming PNS Annual Meeting in addition to sharing new topline 18 and 24 month data from patients prior to transition to the open label extension study.”

Recent Highlights

•
Full 12-Month Clinical Results and New Topline Data from INSPIRE Phase 3 Trial of Govorestat in SORD Deficiency to be Presented at the Peripheral Nerve Society (PNS) 2025 Annual Meeting. On May 18, 2025, the Company will present full 12-month clinical results from the INSPIRE Phase 3 trial of govorestat in a late-breaking abstract selected for oral presentation at the PNS 2025 Annual Meeting in Edinburgh, Scotland. The presentation will also include new topline 18-month and 24-month data prior to the transition to the open label extension study. The INSPIRE Phase 3 trial was a double-blind, placebo-controlled registrational trial to evaluate the effect of govorestat in patients with Sorbitol Dehydrogenase (SORD) Deficiency, a subtype of Charcot-Marie-Tooth (CMT) disease. The Company previously shared topline results from an analysis of 12-month group-level data from the INSPIRE trial in February 2024.

•
Review of Govorestat Development Programs for Classic Galactosemia and CMT-SORD Deficiency Progressing as Planned. The Company continues to evaluate its response to the Complete Response Letter (“CRL”) issued in response to the Company’s New Drug Application (“NDA”) for govorestat for the treatment of Classic Galactosemia, including any meeting requests with the U.S. Food and Drug Administration (FDA) regarding potential regulatory advancement of the Company’s Classic Galactosemia program. The Company also continues to closely examine the ongoing govorestat development program for the potential treatment of

CMT-SORD Deficiency, and work with the FDA to understand what data may be needed to support an appropriate regulatory pathway for a potential NDA, including ongoing work to provide the FDA with support for the potential use of the accelerated approval pathway for CMT-SORD Deficiency.

Financial Results

•
Cash and cash equivalents and short-term investments totaled $50.8 million as of March 31, 2025, compared with $79.4 million at December 31, 2024.

•
Research and development expenses for the three months ended March 31, 2025, were $7.8 million, compared to $12.2 million for the three months ended March 31, 2024. The decrease of approximately $4.4 million was primarily related to a decrease in clinical, pre-clinical, stock-based compensation and regulatory expenses, offset by an overall increase in drug manufacturing and formulation and personnel expenses.

•
General and administrative expenses were $17.7 million for the three months ended March 31, 2025, compared to $9.1 million for the three months ended March 31, 2024. The increase of approximately $8.6 million was primarily related to an increase in legal, professional and personnel expenses, offset by an overall decrease in commercial, stock-based compensation, insurance and data storage expenses.

•
Net loss for the first quarter of 2025 was $21.8 million, or $0.15 per basic and diluted common share, compared to a net loss of $83.9 million, or $0.67 per basic and diluted common share, for the first quarter 2024.

About Applied Therapeutics

Applied Therapeutics is a clinical-stage biopharmaceutical company committed to the development of novel drug candidates against validated molecular targets in rare diseases. The Company’s lead drug candidate, govorestat, is a novel central nervous system penetrant Aldose Reductase Inhibitor (ARI) for the treatment of CNS rare metabolic diseases, including Classic Galactosemia, Charcot-Marie-Tooth Sorbitol Dehydrogenase Deficiency (CMT-SORD) and phosphomannomutase 2 congenital disorder of glycosylation (PMM2-CDG).

To learn more, please visit www.appliedtherapeutics.com and follow the company on X at @Applied_Tx.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, included in this press release regarding the strategy, future operations, prospects, plans and objectives of management, including words such as “may,” “will,” “expect,” “anticipate,” “plan,” “intend,” “predicts” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are forward-looking statements. These include, without limitation, statements regarding the (i) continued development and advancement of AT-007, (ii) potential of AT-007 for the treatment of multiple rare diseases, including CMT-SORD, Classic Galactosemia and CDG, (iii) ability to address the issues in the CRL from the FDA and the likelihood that the Company’s ongoing and future NDA submissions will be approved and the timing of any decision and (iv) statements related to the scheduling or timing of any potential FDA meetings, interactions or submissions. Forward-looking statements in this release involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, and we, therefore cannot assure you that our plans, intentions, expectations or strategies will be attained or achieved.

Such risks and uncertainties include, without limitation, (i) our plans to develop, market and commercialize our product candidates, (ii) the initiation, timing, progress and results of our current and future preclinical studies and clinical trials and our research and development programs, (iii) our ability to take advantage of expedited regulatory pathways for any of our product candidates, (iv) our plans to address the issues in the CRL from the FDA and the impact of the CRL to our current and future clinical trials or ongoing and future NDA submissions, (v) our estimates regarding expenses, future revenue, capital requirements and needs for additional financing, (vi) our ability to successfully acquire or license additional product candidates on reasonable terms and advance product candidates into, and successfully complete, clinical studies, (vii) our ability to maintain and establish collaborations or obtain additional funding, (viii) our ability to obtain and timing of regulatory approval of our current and future product candidates, (ix) the anticipated indications for our product candidates, if approved, (x) our expectations regarding the potential market size and the rate and degree of market acceptance of such product candidates, (xi) our ability to fund our working capital requirements and expectations regarding the sufficiency of our capital resources, (xii) the implementation of our business model and strategic plans for our business and product candidates, (xiii) our intellectual property position and the duration of our patent rights, (xiv) developments or disputes concerning our intellectual property or other proprietary rights, (xv) our expectations regarding government and third-party payor coverage and reimbursement, (xvi) our ability to compete in the markets we serve, (xvii) the impact of government laws and regulations and liabilities thereunder, (xviii) developments relating to our competitors and our industry, (xiv) our ability to achieve the anticipated benefits from the agreements entered into in connection with our partnership with Advanz Pharma and (xv) other factors that may impact our financial results. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur at all. Factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in our filings with the U.S. Securities and Exchange Commission, including those described in the “Risk Factors” section contained therein. Except as otherwise required by law, we disclaim any intention or obligation to update or revise any forward-looking statements, which speak only as of the date they were made, whether as a result of new information, future events or circumstances or otherwise.

Contacts

Investors:

Julie Seidel / Andrew Vulis

646-970-0543

appliedtherapeutics@argotpartners.com

Media:

media@appliedtherapeutics.com

Applied Therapeutics, Inc.

Condensed Balance Sheets

(in thousands, except share and per share data)

(Unaudited)

	As of	As of
	March 31,	December 31,
	2025	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$50,762	$79,398
Prepaid expenses and other current assets	3,204	4,248
Total current assets	53,966	83,646
Security deposits	253	253
Operating lease right-of-use asset	2,688	2,792
TOTAL ASSETS	$56,907	$86,691
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of operating lease liabilities	$426	$406
Accounts payable	4,868	4,433
Accrued expenses and other current liabilities	9,461	16,143
Warrant liabilities	3,210	6,314
Total current liabilities	17,965	27,296
NONCURRENT LIABILITIES:
Noncurrent portion of operating lease liabilities	2,274	2,389
Total noncurrent liabilities	2,274	2,389
Total liabilities	20,239	29,685
STOCKHOLDERS’ EQUITY:
Common stock, $0.0001 par value; 250,000,000 shares authorized as of March 31, 2025 and December 31, 2024; 141,575,526 shares issued and outstanding as of March 31, 2025 and 137,228,741 shares issued and outstanding as of December 31, 2024	35	35
Preferred stock, par value $0.0001; 10,000,000 shares authorized as of March 31, 2025 and December 31, 2024; 0 shares issued and outstanding as of March 31, 2025 and December 31, 2024	—	—
Additional paid-in capital	632,668	631,181
Accumulated deficit	(596,035)	(574,210)
Total stockholders' equity	36,668	57,006
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$56,907	$86,691

Applied Therapeutics, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2025	2024
REVENUE:
Research and development services revenue	$—	$190
Total revenue	—	190
COSTS AND EXPENSES:
Research and development	7,837	12,217
General and administrative	17,688	9,066
Total costs and expenses	25,525	21,283
LOSS FROM OPERATIONS	(25,525)	(21,093)
OTHER INCOME (EXPENSE), NET:
Interest income	621	586
Change in fair value of warrant liabilities	3,104	(63,405)
Other expense	(25)	(26)
Total other income (expense), net	3,700	(62,845)
Net loss	$(21,825)	$(83,938)
Net loss per share attributable to common stockholders - basic and diluted	$(0.15)	$(0.67)
Weighted-average common stock outstanding - basic and diluted	144,787,971	125,318,993